Principal Exchange-Traded Funds 711 High Street, Des Moines, IA 50392 515 247 5111 tel

June 9, 2022

Principal Exchange-Traded Funds
Des Moines, IA 50392-0200

RE:    Principal Exchange-Traded Funds (the “Trust”)
Registration Statement on Form N-1A (the “Registration Statement”)
Pursuant to Securities Act of 1933, as amended
Registration No. 333-201935
Post-Effective Amendment No. 108 (the “Amendment”)

I am familiar with the Trust, which is organized under the laws of the State of Delaware, and have reviewed the above-referenced Amendment filed with the Securities and Exchange Commission relating to the offer and sale of an indefinite number of shares of the Trust’s Common Stock (the "Shares"). Based upon such review as I have deemed necessary, I am of the opinion that the Shares proposed to be sold pursuant to the Amendment to the Registration Statement, when the Amendment becomes effective, will have been validly authorized and, when sold in accordance with the terms of the Amendment and the requirements of federal and state law, will have been legally issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Laura B. Latham

Laura B. Latham
Assistant Counsel and Assistant Secretary, Registrant